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                                                                    Exhibit 10.5



                             AGREEMENT OF ALLOCATION
                       OF PAYMENT OF FEDERAL INCOME TAXES
                       ----------------------------------

         THIS AGREEMENT OF ALLOCATION OF PAYMENT OF FEDERAL INCOME TAXES is made this 13th day of May, 1974, by and between AMERICAN FINANCIAL CORPORATION, an Ohio corporation (hereinafter "AFC"), and each and every one of those companies set forth herein on Exhibit "A", attached hereto and incorporated by reference (hereinafter collectively referred to as "Subsidiary");

                                   WITNESSETH:

         WHEREAS, AFC owns, either directly or indirectly, at least Eighty Per Cent (80%) of the voting power of all classes of outstanding stock and/or at least Eighty Per Cent (80%) of each class of nonvoting stock (but excluding nonvoting stock which is limited and preferred as to dividends) of Subsidiary; and

         WHEREAS, AFC and Subsidiary comprise an affiliated group (hereinafter "Affiliated Group") as that term is defined under Section 1504 of the Internal Revenue Code of 1954, as amended; and

         WHEREAS, the Affiliated Group has exercised its privilege granted to it under the provisions of Section 1501 of the Internal Revenue Code to file consolidated Federal Income Tax Returns in lieu of filing separate Federal Income Tax Returns for each member of the Affiliated Group; and

         WHEREAS, AFC and Subsidiary have received appropriate corporate authorization from their respective Boards of Directors to enter into this Tax Allocation Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, AFC and Subsidiary do hereby agree as follows:

         (1) Effective for the taxable year commencing January 1, 1974, AFC agrees to prepare (or cause to be prepared) and to file annually on behalf of, and as agent for, the Affiliated Group, a consolidated return for all taxable years of the Affiliated Group until such time as the Affiliated Group determines that its best interests are no longer served thereby and obtains the required consent of the Commissioner of the Internal Revenue Service to discontinue filing returns on a consolidated basis. Subsidiary agrees to fully cooperate with AFC in the preparation, filing and processing of each and every such consolidated return. Subsidiary agrees to pay One Hundred Per Cent (100%) of that portion of the tax liability ("Allocated Liability") of the Affiliated Group which periodically may be allocated to it pursuant to the provisions and terms of this Agreement.

         (2) AFC shall annually determine the amount of Subsidiary's tax liability (or refund) as if it were filing on a separate return basis as part of the Affiliated Group. The term "separate return basis" refers to the Subsidiary's book taxable income; namely, book income adjusted for all permanent tax differences. Provided, however, that dividends received from companies included in the Affiliated Group shall be excluded from income and carry-forwards and carry-backs of losses and losses of subsidiaries and affiliates shall be treated in accordance with

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generally accepted accounting principles and shall be taken into account as provided in Paragraph 3 of this Agreement.

         (3) In making its computations, Subsidiary shall take into account any carry-overs of losses sustained in years included in the term of this Agreement and shall take into account any carry-backs of such losses to years included in the terms of this Agreement. Losses sustained in, and carry-backs to, years not included in the term of this Agreement shall not be taken into account.

         (4) If the amount of tax allocated to a subsidiary under the provisions of this Agreement differs from that amount allocated under Section 1.1552-1(a)(1) of the Income Tax Regulations, such difference will be accounted for by AFC in accordance with Section 1.1552-1(b)(2) of the Income Tax Regulations.

         (5) AFC shall determine on a quarterly basis, the amount of tax due to or from AFC pursuant to this Agreement. Such amount shall be due and payable within Ten (10) days of such determination unless waived by payee. Within Ten
(10) days after the date on which the consolidated return is filed, Subsidiary shall pay to AFC (or AFC shall pay to Subsidiary, whichever is applicable) the difference between the aggregate of such estimated payments and the total amount payable in accordance with this Agreement.

         The effect of any entries in consolidation or any elimination entries in the consolidated tax return of the Affiliated Group which results in any net increase or decrease of the tax liability of the Affiliated Group shall be credited or debited, or otherwise returned to the appropriate member or members of the Affiliated Group where any such item or items originated.

         Any deductions or credits reported in the consolidated return which are changed as a result of adjustments made by the United States taxing authorities or the filing of an amended consolidated return shall cause the amounts referred to in Paragraph 2 and 5 of this Agreement to be revised to reflect such changes, and the amounts payable pursuant to Paragraphs 2 and 5 shall be recomputed. Any additional amounts payable by Subsidiary to AFC (or by AFC to Subsidiary) as a result of such an adjustment or recomputation shall be paid within Ten (10) days of the filing of any amended consolidated return, and any additional amount payable to adjustments made by the taxing authorities shall be paid within Ten
(10) days after the payment of the related additional tax assessment (or receipt of the related tax refund) or within Ten (10) days after the final determination of the adjustment, whichever is the earlier.

         (6) This Agreement shall terminate upon the happening of any one or more of the following events:

             (a) AFC and Subsidiary agree in writing to terminate this Agreement provided that the respective Boards of Directors of AFC and Subsidiary approve and authorize, in writing, said termination.

             (b) Subsidiary's membership in Affiliated Group ceases or is terminated for any reason whatsoever.

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                                      -3-

             (c) The Affiliated Group for any taxable year fails to file a consolidated return.

         Notwithstanding the provisions set forth in this Paragraph 6, AFC's and Subsidiary's obligations hereunder will remain in effect and in full force with respect to any period of time during the taxable year in which such termination may occur for which the income of Subsidiary must be included in the consolidated return of the Affiliated Group of which Subsidiary was a member at the time of such termination, and together with any recomputation required as provided in Paragraph 5 of this Agreement.

         (7) This Agreement may be amended to reflect any and all pertinent and applicable revisions, changes or other modifications of the Internal Revenue Code of 1954 and the regulations promulgated thereunder.

         (8) This Agreement shall not be assignable or transferable, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other.

         (9) This Agreement shall be governed by and construed under the laws of the State of Ohio.

         (10) This Agreement shall inure to and shall be binding upon the parties' successors and assigns.

         IN WITNESS WHEREOF, this Agreement is hereby made effective on the day and year first above-written by the undersigned.

WITNESSES:                            AMERICAN FINANCIAL CORPORATION



                                      BY:
-----------------------------            ---------------------------------------
                                                   Thomas E. Mischell



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